KonaTel Appoints Seasoned Telecom Executive Chuck Griffin President and Chief Operating Officer

DALLAS, December 31, 2021--KonaTel, Inc. (OTCQB: KTEL) (www.konatel.com), a voice/data communications holding company, today announced the appointment of Chuck Griffin as President and Chief Operating Officer effective January 1, 2022. Mr. Griffin will lead KonaTel’s sales and marketing and all company operations.

“I have known and worked with Chuck for over seven years.  He is an accomplished executive in the telecom space with extensive industry knowledge and a proven track record of delivering measurable results in a number of C-suite roles,” stated KonaTel Chairman and CEO Sean McEwen. “He brings to KonaTel a thorough, working knowledge of what it takes to lead, manage and grow a telecommunications business. As a business development expert focused on the telecom industry, Chuck is uniquely qualified to lead our organization and bring additional value to our customers and shareholders.”

Prior to joining KonaTel, Mr. Griffin served as Chairman and Chief Executive Officer of Lingo Communications, a provider of IP-based Cloud voice and data solutions, following its merger with Impact Telecom in 2018. In this role, he led the successful integration of Impact Telecom into Lingo Communications under a private equity purchase and facilitated the financing of the transaction in collaboration with a private equity investor. Impact and Lingo continue to operate as global providers of voice and data communications services spanning Residential, SMB, Enterprise and Wholesale markets. Prior to the merger of Lingo and Impact Telecom, he served as Chief Executive Officer of Impact Telecom where he completed 11 accretive M&A transactions and led the successful restructuring of multiple technology portfolio companies including PacWest, TNCI and Unipoint Holdings, which resulted in record high net income. As one of the original founders of Impact Telecom, Griffin led Impact from a start-up to a company with annual revenues of over $290 million and more than 300 employees servicing 250,000 customers worldwide. He ultimately guided the company to a successful exit in 2020. Prior to that, Griffin served as Chief Executive Officer of Ipath Communications where he was responsible for building a Class V Broadsoft VoIP network for SMB direct sales distribution with over 5,000 subscribers nationwide. In this role he also led the successful merger with Impact Telecom. Prior to his time with Ipath, Mr. Griffin served in a number of business development, operations and sales roles where he was including product development, sales strategy, distribution and installations all within the telecommunications industry.

Chuck Griffin commented, “I am energized by the emerging opportunities for KonaTel. The Infrastructure Investment and Jobs Act that was signed into law in November significantly increases the company’s addressable market and serves as a tremendous catalyst for its next level of growth. The company is well-positioned to capture a meaningful share of this government-funded spending, which is directed towards providing access to communications infrastructure for all U.S. residents. It’s an exciting time in the industry, and I am eager to work with Sean and the team to help lead the company through this next phase.”

As a lover of the outdoors, Chuck is a pilot and alpinist. He lives in Colorado with his wife of more than 31 years.

About KonaTel

KonaTel (www.konatel.com) is a Software-as-a-Service (SaaS) cloud-based voice and data telecommunications holding company operating two subsidiaries including Apeiron Systems (www.apeiron.io) and IM Telecom d/b/a Infiniti Mobile (www.infinitimobile.com). Through its subsidiaries, KonaTel delivers a variety of retail and wholesale telecommunication services primarily to small and mid-sized business. KonaTel's subsidiary, Apeiron Systems, is an FCC licensed ITSP and global cloud Communications Platform as a Service (CPaaS) provider. Apeiron delivers voice termination/origination, API services, messaging, cellular, IoT mobile data solutions, SD-WAN, private LTE, and a range of hosted services through its private cloud platform. All Apeiron services are manageable through its web portal and rich communication APIs. KonaTel's subsidiary, Infiniti Mobile, is an FCC licensed national wireless Lifeline, EBB and ACP (Affordable Connectivity Program) provider, approved to distribute government subsidized cellular and mobile data service to low-income families in multiple states.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time the statements are made and involve known and unknown risks, uncertainties and other factors that may cause our results, levels of activity, performance or achievements to be materially different from the information expressed or implied by the forward-looking statements in this press release. This press release should be considered in light of the disclosures contained in the filings of KonaTel and its “forward-looking statements” in such filings that are contained in the EDGAR Archives of the SEC at www.sec.gov.

Contacts

D. Sean McEwen
(214) 323-8410
inquiries@konatel.com